Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Kelly Malson CFO Ph # (727)-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Announces Acquisition of Metrolina Credit Company

Clearwater, Florida – April 30, 2019 – Nicholas Financial, Inc. (NASDAQ: NICK) (the “Company”) today announced that the Company acquired substantially all of the assets of ML Credit Group, LLC (d/b/a Metrolina Credit Company) (“Metrolina”).  Metrolina provides automobile financing to consumers by direct loans and through purchases of retail installment sales contracts originated by automobile dealers in the states of North Carolina and South Carolina.

“We are very pleased to announce the Company’s acquisition of Metrolina.  Metrolina’s local focus in North Carolina and South Carolina nicely complements our existing automobile financing program,” said Doug Marohn, President and CEO of the Company.  “Having been the CEO of Metrolina Credit Company for four years from 2014 through 2017, I am very versed in their operations, personnel and culture.  We are excited to be consolidating our two companies that are so well aligned in many aspects,” continued Marohn.  “This transaction brings scale to our existing operations in the Carolinas by adding over 3,000 accounts and over $22 million in net receivables.”

Alt Ridge Capital, LLC and LEHNS Capital Advisory, LLC served as financial advisor and Dechert LLP served as legal counsel to the Company in connection with the acquisition of Metrolina. Metrolina was a portfolio investment for Comstock Capital & Advisory Group, LLC and other investors.  Barnes & Thornburg, LP served as legal advisor to Metrolina.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management.  Actual events or results may differ materially from those anticipated, estimated or expected.  All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement cautionary statement.